This filing is made pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. TWO	under the Securities Act of 1933
(TO PROSPECTUS DATED FEBRUARY 13, 2006)	in connection with Registration No. 333-131517
Common Stock

     This Prospectus Supplement No. Two supplements and amends the prospectus dated February 13, 2006 relating to the resale by Kingsbridge Capital Limited, or Kingsbridge, of up to 9,218,165 shares of our common stock.
     This prospectus supplement should be read in conjunction with the prospectus dated February 13, 2006, as supplemented by Prospectus Supplement No. One dated March 20, 2006, both of which are to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.
     We are filing this prospectus supplement to reflect a draw down by us pursuant to the common stock purchase agreement we entered into with Kingsbridge on February 3, 2006. The table appearing under the caption “Selling Stockholder” on page 26 of the prospectus is hereby supplemented by adding the following to the end of footnote (2) to that table, immediately after the paragraph and bullet point added by Prospectus Supplement No. One:

“•	On May 18, 2006, we delivered notice to Kingsbridge to effect a draw down of up to $8.8 million. The first trading day of the eight day pricing period for this draw down was May 19, 2006. In connection with this draw down, we issued an aggregate of 1,406,668 shares of our common stock to Kingsbridge at an aggregate purchase price of $8.8 million. The settlement dates for this drawdown were May 25, 2006 and June 1, 2006.”
     Investing in our securities involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 1, 2006.